Exhibit 99.2

LANSING TRADE GROUP, LLC
AND SUBSIDIARIES

CONSOLIDATED FINANCIAL STATEMENTS
December 31, 2018

1

LANSING TRADE GROUP, LLC AND SUBSIDIARIES
Overland Park, Kansas

CONSOLIDATED FINANCIAL STATEMENTS
December 31, 2018

Report of Independent Registered Public Accounting Firm
The Members and Board of Managers
Lansing Trade Group, LLC:

Opinion on the Consolidated Financial Statements
We have audited the accompanying consolidated balance sheet of Lansing Trade Group, LLC and subsidiaries (the Company) as of December 31, 2018, the related consolidated statements comprehensive income, equity, and cash flows for the year ended December 31, 2018, and the related notes (collectively, the consolidated financial statements). In our opinion, based on our audit and the report of the other auditors, the consolidated financial statements present fairly, in all material respects, the financial position of the Company as of December 31, 2018, and the results of its operations and its cash flows for the year ended December 31, 2018, in conformity with U.S. generally accepted accounting principles.
We did not audit the consolidated financial statements of Lux JV Treasury Holding Company S.a.r.l (Lux JV) (a 50 percent owned investee company). The Company’s investment in Lux JV at December 31, 2018 was $44.7 million and its equity in earnings of Lux JV was $1.6 million for the year ended December 31, 2018. The consolidated financial statements of Lux JV were audited by other auditors whose report has been furnished to us, and our opinion, insofar as it relates to the amounts included for Lux JV, is based solely on the report of the other auditors.
Basis for Opinion
These consolidated financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) (PCAOB) and are required to be independent with respect to the Company in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.
We conducted our audits in accordance with the standards of the PCAOB. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the consolidated financial statements are free of material misstatement, whether due to error or fraud. Our audits included performing procedures to assess the risks of material misstatement of the consolidated financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the consolidated financial statements. Our audits also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the consolidated financial statements. We believe that our audit and the report of the other auditors provides a reasonable basis for our opinion.

/s/ KPMG LLP
We have served as the Company’s auditor since 2017.
Kansas City, Missouri
February 27, 2019

LANSING TRADE GROUP, LLC AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEET
December 31, 2018

(amounts in thousands)	2018
ASSETS
Current assets:
Cash and cash equivalents	$27,086
Margin deposits, net	13,902
Accounts receivable (net of allowance for doubtful accounts of $2,403)	292,812
Inventories	320,268
Commodity derivative assets - current	49,403
Related party notes receivable	3,815
Other current assets	13,691
Total current assets	720,977

Property and equipment:
Grain facilities assets	81,281
Machinery and equipment	71,217
Office furniture, software and computer equipment	22,732
175,230
Accumulated depreciation	(76,948)
98,282
Other assets:
Commodity derivative assets - long-term	331
Investments	75,670
Goodwill	25,732
Other intangibles, net	11,696
Other assets	4,653
Total assets	$937,341
See accompanying Notes to Consolidated Financial Statements

LANSING TRADE GROUP, LLC AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEET
December 31, 2018
(Continued)

(amounts in thousands)	2018
LIABILITIES AND EQUITY
Current liabilities:
Current maturities of long-term debt	$11,307
Revolving line of credit and current credit facilities	119,987
Commodity derivative liabilities – current	25,121
Accounts payable	296,466
Customer prepayments	87,488
Other current liabilities	27,795
Total current liabilities	568,164

Commodity derivative liabilities - long-term	250
Long-term debt, net of related debt issuance costs	114,817
Deferred income taxes	4,271
Other long-term liabilities	75
Total liabilities	687,577

Members’ equity	266,214
Accumulated other comprehensive loss	(16,450)
Total equity	249,764
Total liabilities and equity	$937,341
See accompanying Notes to Consolidated Financial Statements

LANSING TRADE GROUP, LLC AND SUBSIDIARIES
CONSOLIDATED STATEMENT OF COMPREHENSIVE INCOME
Year Ended December 31, 2018

(amounts in thousands)	2018
Sales	$4,769,450
Cost of goods sold	4,604,456
Gross margin	164,994
Other operating income	15,957
Income before operating expenses, other loss, and income taxes	180,951
Operating, administrative, and general expenses	132,942
Operating income	48,009
Interest expense	12,021
Other loss:
Equity in losses of affiliates	(2,516)
Other income, net	15
Income before income taxes	33,487
Income tax provision	2,272
Net income	$31,215

Net income	$31,215
Other comprehensive income adjustments:
Foreign currency translation adjustments and other	(6,681)
Foreign currency translation adjustment – deferred income taxes	2
Comprehensive income	$24,536

See accompanying Notes to Consolidated Financial Statements

LANSING TRADE GROUP, LLC AND SUBSIDIARIES
CONSOLIDATED STATEMENT OF EQUITY
Year Ended December 31, 2018

(amounts in thousands)	Members’ Equity	Accumulated Other Comprehensive Loss	Total
Balances at December 31, 2017	$250,705	$(9,771)	$240,934
Net income	31,215	—	31,215
Contributions	80	—	80
Redemptions	(6,473)	—	(6,473)
Distributions	(14,284)	—	(14,284)
Amortization of deferred compensation plans	4,971	—	4,971
Foreign currency translation adjustments and other	—	(6,679)	(6,679)
Balances at December 31, 2018	$266,214	$(16,450)	$249,764

See accompanying Notes to Consolidated Financial Statements

LANSING TRADE GROUP, LLC AND SUBSIDIARIES
CONSOLIDATED STATEMENT OF CASH FLOWS
Year Ended December 31, 2018

(amounts in thousands)	2018
Cash flows from operating activities
Net income	$31,215
Adjustments to reconcile net income to net cash from operating activities:
Depreciation and amortization	19,075
Net gain on disposal of assets	(2,731)
Loss from equity investments, net	2,516
Loss of unconsolidated subsidiary equity remeasurement	241
Deferred debt financing amortization and discount accretion costs	1,230
Provision for bad debts, net	691
Amortization of deferred compensation plans	5,142
Change in deferred income tax liabilities, net	2,028
Changes in assets and liabilities, net of effects of disposals:
Accounts receivable	25,996
Inventories	(27,260)
Derivative assets and liabilities	(1,978)
Accounts payable	(38,956)
Customer prepayments	(9,500)
Other assets and liabilities	(986)
Net cash provided by operating activities	6,723

Cash flows from investing activities
Payments for business combinations, net of cash acquired	(3,000)
Capital expenditures	(17,871)
Issuances of third-party notes receivable	(6,250)
Repayments on third-party notes receivable	412
Proceeds from disposal of assets, net	11,585
Distributions from investments	149
Contributions to equity investments	(410)
Issuance of notes receivable to members	(567)
Repayments of notes receivable to members	567
Issuance of notes receivable from related parties	(2,126)
Repayments received for notes receivable from related parties	312
Net cash used in investing activities	(17,199)
See accompanying Notes to Consolidated Financial Statements

LANSING TRADE GROUP, LLC AND SUBSIDIARIES
CONSOLIDATED STATEMENT OF CASH FLOWS
Year Ended December 31, 2018
(Continued)

(amounts in thousands)	2018
Cash flows from financing activities
Capital contributions	80
Redemption of membership interests	(6,473)
Distribution to members	(14,284)
Borrowings on lines of credit	808,832
Principal payments on lines of credit	(761,015)
Principal payments on other long-term debt	(29,227)
Borrowings on other long-term debt	25,000
Payment for notes payable to related party	(286)
Cash paid for deferred debt issuance costs	(190)
Net cash provided by financing activities	22,437
Effect of exchange rate on cash	(136)
Net change in cash, cash equivalents, and restricted cash equivalents	11,825
Cash, cash equivalents, and restricted cash equivalents at beginning of year	21,640
Cash, cash equivalents, and restricted cash equivalents at end of year	$33,465

Reconciliation of cash, cash equivalents, and restricted cash equivalents to the consolidated balance sheet
Cash and cash equivalents	$27,086
Restricted cash equivalents included in margin deposits, net	6,379
Total cash, cash equivalents, and restricted cash equivalents	$33,465

Supplemental disclosure of cash flow information
Cash paid for interest	$11,130
Cash paid for income taxes	1,783

See accompanying Notes to Consolidated Financial Statements

LANSING TRADE GROUP, LLC AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
Year Ended December 31, 2018

NOTE 1 - NATURE OF BUSINESS AND STATEMENT OF SIGNIFICANT ACCOUNTING POLICIES

Principles of Consolidation: These consolidated financial statements include the accounts of Lansing Trade Group, LLC and its wholly owned and controlled domestic and foreign subsidiaries (the “Company”). All significant intercompany accounts and transactions have been eliminated.

Operations: Lansing Trade Group, LLC is a merchandising company primarily involved in the distribution and merchandising of grain, grain products, feed ingredients, fuels, sand, and other agricultural commodities. The Company is organized in the State of Delaware and has a perpetual term. Each member’s liability is limited to its capital contribution. A Board of Managers governs the Company pursuant to the limited liability company agreement. As a limited liability company, the Company combines many of the limited liability, governance, and management characteristics of a corporation with the pass-through income features of a partnership. The Company has operations in various states throughout the United States of America (the “U.S.”) and in foreign locations primarily in the United Kingdom (the “U.K.”).

Use of Estimates and Assumptions: The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions in preparing financial statements that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

Derivative Presentation: The Company presents its derivative gains and losses and related cash collateral amounts paid or received on a net basis in situations where a master netting agreement exits.

Fair Value of Financial Instruments: The carrying amounts recorded in the Company's Consolidated Balance Sheet for accounts and notes receivable, accounts payable, lines of credit, and term loans at December 31, 2018 approximate their fair values based on the current interest rate environment and terms of the instruments. The Company primarily records derivatives in its consolidated financial statements at fair value through earnings.

Cash and Cash Equivalents: Cash equivalents consist of highly liquid investments that mature within 90 days or less. The Company maintains its cash in various bank accounts, which at times, may exceed federally insured limits.

Margin Deposits: Margin accounts represent uninsured deposits with brokers and counterparties, unrealized gains and losses on regulated futures and options contracts, exchange-cleared swaps, over-the-counter (“OTC”) swaps, and foreign exchange forward rate agreements. The fair value of these financial instruments is presented in the accompanying consolidated statements on a net-by-counterparty basis. The Company nets fair value of cash collateral paid or received against fair value amounts recognized for net derivative positions executed with the same counterparty under the same master netting arrangement. The unrealized gains and losses on derivatives held with the Company’s brokers are daily cash settled with the exchange, and therefore, represent margin receivables/payables. To the degree these margin deposits are comprised of cash equivalents, they are considered restricted cash equivalents on the Consolidated Statement of Cash Flows.

The net position is recorded within margin deposits at December 31, 2018 and is summarized as follows:

(amounts in thousands)	2018
Cash deposits posted	$74,084
Cash deposits received	(67,705)
Unrealized gain on derivatives	12,561
Unrealized loss on derivatives	(5,038)
$13,902

Accounts Receivable and Allowance for Doubtful Accounts: Most of the Company's receivables are from other agribusinesses, meat processors, and companies in the petroleum business. The Company accounts for receivables based on the amounts billed to customers. Past due receivables are determined based on contractual terms. The Company does not typically accrue interest on any of its receivables.

LANSING TRADE GROUP, LLC AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
Year Ended December 31, 2018

The allowance for doubtful accounts is determined by management based on the Company's historical losses, specific customer circumstances and general economic conditions. Periodically, management reviews accounts receivable and records an allowance for specific customers based on current circumstances and charges off the receivable against the allowance when all reasonable attempts to collect the receivable have failed.

Inventories: Grain and feed ingredient inventories are stated at estimated market value less cost of disposal. Ethanol inventories are stated at cost determined by the first-in, first-out method, which approximates market value less cost of disposal. All other significant inventories are valued at the lower of weighted average cost or net realizable value.

Property and Equipment and Depreciation: Property and equipment are recorded at cost. Expenditures that significantly extend the lives of assets and major improvements are capitalized. The estimated useful lives range between 3 years and 40 years on grain facilities assets, between 3 years and 15 years on machinery and equipment, and between 3 years and 7 years on office furniture and computer software and equipment. Depreciation is calculated using the straight-line method for financial statement purposes over the estimated useful lives of the respective assets and included in operating, administrative, and general expenses. Total depreciation expense was $14.5 million for 2018.

Deferred Debt Issuance Costs: Costs associated with the issuance of debt are capitalized. These costs are amortized using the effective interest method over the stated term of the debt. Debt issuance costs of $0.5 million associated with a recognized debt liability are presented in the balance sheet as a direct reduction from the carrying amount of the related debt obligations in the balance sheet, as disclosed in Note 8. Deferred costs of $0.6 million associated with the Company’s revolving line of credit remain in other current assets and amortized on the straight-line basis.

Goodwill and Other Intangible Assets: Goodwill is recognized for the excess of the purchase price over the fair value of tangible and identifiable intangible net assets of businesses acquired. The Company reviews goodwill for impairment at least annually in a process that commences with assessing qualitative factors at the reporting unit level to determine if it is necessary to perform a two-step goodwill impairment test that will compare the estimated fair value of the reporting units with their carrying value including goodwill. Intangible assets, which primarily comprise of customer relationships, are recorded at cost, less accumulated amortization. The estimated useful lives range between 7 years and 10 years on customer relationships. Amortization of intangibles is provided over the estimated useful lives of the respective assets using the straight-line method.

Impairment of Long-lived Assets: Long-lived assets, including intangible assets, are reviewed for impairment whenever events or changes in circumstances indicate that the carrying value of an asset may not be recoverable. Recoverability of assets to be held and used is measured by comparing the carrying amount of the assets to the undiscounted future net cash flows the Company expects to generate with the assets. If such assets are impaired, the Company recognizes impairment expense for the amount by which the carrying amount of the assets exceeds the fair value of the assets.

Foreign Currency: The U.S. dollar (“USD”) is the functional currency of most of the Company's operations. For subsidiaries where the USD is the functional currency, all foreign currency asset and liability amounts are remeasured into USD at end-of-period exchange rates. Exchange gains and losses arising from remeasurement of foreign currency-denominated monetary assets and liabilities are included in earnings in the period in which they occur.

For subsidiaries where the non-USD local currency is the functional currency, assets and liabilities denominated in local currencies are translated into USD at end-of-period exchange rates and the resultant translation adjustments are reported, net of their related tax effects, as a component of accumulated other comprehensive income or loss in equity. Assets and liabilities denominated in other than the local currency are remeasured into the local currency prior to translation into USD and the resultant exchange gains or losses are included in earnings in the period in which they occur.

The aggregate foreign currency transaction impact included in the determination of net income was nominal in 2018. To reduce the exposure to foreign currency exchange risk on foreign currency-denominated forward purchase and sale contracts, the Company may enter into regulated commodity futures that are not denominated in a foreign currency. The net gain and loss on these hedging activities offset the foreign currency transaction net gain and loss and are included in cost of goods sold. The Company also uses foreign exchange forward rate derivative contracts to mitigate foreign currency exchange risk as disclosed in Note 5.

Revenue Recognition: Revenue is recognized when title and risk of loss are transferred to customers upon delivery based on terms of sale and collectability is reasonably assured. The Company enters into contractual arrangements to deliver commodities to third-

LANSING TRADE GROUP, LLC AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
Year Ended December 31, 2018

parties at specified dates, prices, and delivery points. Prior to delivery, some of these contracts are cancelled by offsetting contracts entered into with the same counterparty with the two contracts being net settled. Net settlement amounts related to cancelled contracts are included in sales. Changes in the market value of inventories of merchandisable agricultural commodities, forward cash purchase and sales contracts, and exchange-traded futures and options contracts, OTC swaps, and forward rate agreements are recognized in cost of goods sold immediately.

Service fees for transloading, storage, and commodity marketing agreements are recognized in other operating income as earned and totaled $11.8 million in 2018.

Income Taxes: Lansing Trade Group, LLC and its subsidiaries other than Lansing Vermont, Inc. (“LVI”) and certain foreign branches and subsidiaries are generally not subject to corporate income taxes. Instead, the members of the Company report their proportionate share of the Company's taxable income or loss on their income tax returns. Income tax expense for each period includes taxes currently payable plus the change in deferred income tax assets and liabilities. Deferred income taxes are provided for temporary differences between financial reporting and tax bases of assets and liabilities and are measured using enacted tax rates and laws governing periods in which the differences are expected to reverse. The Company evaluates the realizability of deferred tax assets and provides a valuation allowance for amounts that management does not believe are more likely than not to be recoverable.

On December 22, 2017, the President of the United States signed into law the Tax Reform Act. The legislation significantly changed U.S. tax law by, among other things, lowering corporate income tax rates, implementing a territorial tax system and imposing a repatriation tax on deemed repatriated earnings of foreign subsidiaries. The Tax Reform Act permanently reduces the U.S. corporate income tax rate from a maximum of 35% to a flat 21% rate, effective January 1, 2018.

Recent Accounting Pronouncements:

In 2014, the Financial Accounting Standards Board (“FASB”) issued Accounting Standards Update (“ASU”) No. 2014-09, Revenue from Contracts with Customers (“ASC 606”). This standard provides a single, principles based five-step model to be applied for all contracts with customers. The standard also requires more extensive disclosures. The Company expects to adopt the standard on January 1, 2019 after the acquisition transaction detailed in Note 13, using the modified retrospective method.
As many of the Company’s sales contracts are considered derivatives under ASC 815, Derivatives and Hedging, and are therefore excluded from the scope of ASC 606. The Company has not yet finalized the quantitative impact of ASC 606.

In 2016, the FASB issued ASC 842, Leases (“ASC 842"), which aims to make leasing activities more transparent and comparable, requiring substantially all leases to be recognized by lessees on the balance sheet as a right-of-use asset and corresponding lease liability, including certain leases currently accounted for as operating leases. The Company expects to adopt the standard on January 1, 2019, after the acquisition transaction detailed in Note 13 using the optional alternative approach, which requires application of the new guidance at the beginning of the standard’s effective date. The Company expects this standard to have the effect of bringing certain off balance-sheet railcar assets onto the balance sheet along with a corresponding liability for the associated obligations. Additionally, the Company has other arrangements, including those currently classified as operating leases, which will be recorded as a right of use asset and corresponding liability on the balance sheet. The Company has not yet finalized the quantitative impact of ASC 842.

In 2016, the FASB issued ASU 2016-18, Restricted Cash, which provides new classification and disclosure guidance for the Statement of Cash Flows. The Company adopted this guidance in 2018 as it relates to restricted cash equivalents within margin deposits which is reflected in the Statement of Cash Flows. Otherwise, the adoption of this amendment did not have a significant impact on the Company’s Consolidated Statement of Cash Flows.

In 2017, the FASB issued ASU 2017-12, Targeted Improvements to Accounting for Hedging Activities. This standard simplifies the recognition and presentation of changes in the fair value of hedging instruments and, among other things, eliminates the requirement to separately measure and record hedge ineffectiveness. The Company early adopted ASU 2017-12 during the current year noting the effects of this standard on the consolidated financial statements were not material. There was no transition impact.

Subsequent Events: Management has performed an analysis of the activities and transactions after December 31, 2018 to determine the need for any adjustments to and disclosures within the consolidated financial statements for the period ended December 31, 2018. Management has performed their analysis through the date the consolidated financial statements were available to be issued, and such events have been summarized and disclosed in Note 13.

LANSING TRADE GROUP, LLC AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
Year Ended December 31, 2018

NOTE 2 – ACQUISITIONS AND DISPOSITIONS

In 2018, the Company disposed of certain net assets, comprising primarily of property and equipment and commodity derivatives of a grain handling facility in southeastern Missouri. The Company received cash proceeds of approximately $11.6 million related to this transaction. As a result of this disposal, a gain of $3.3 million was recognized as a reduction in operating, administrative, and other general expenses in the Consolidated Statement of Comprehensive Income.

In July 2017, the Company purchased a group of grain and feed ingredient merchandising businesses for approximately $22.5 million in consideration to expand its operations. The Company paid the final portion of the cash consideration of $3.0 million in March 2018.

NOTE 3 - INVESTMENTS

Investments in unconsolidated subsidiaries in which the Company can exercise significant influence, but not control, over the investee are accounted for using the equity method of accounting and, therefore, carried at cost and adjusted for the Company's proportionate share of their earnings and losses and any other than temporary impairment charges. Investments in unconsolidated subsidiaries in which the Company does not have the ability to exercise significant influence and where the investment has no easily determinable fair value are accounted for using the cost method of accounting and are carried at historical cost.

The Company's equity method investments are summarized as follows:

(amounts in thousands)	December 31, 2018
Canadian grain elevator companies	$61,983
Other equity method investments	13,687
$75,670

The following is a summary of financial position and results of operations of the group of investees detailed above, which are similar in nature of operation:

(amounts in thousands)	2018
Current assets	$264,771
Property, plant, and equipment, net	122,826
Other assets	44,035
$431,632

Current liabilities	$249,563
Long-term liabilities	55,101
Equity	126,968
$431,632

Sales	$771,001
Net loss	$(444)

NOTE 4 - FAIR VALUE MEASUREMENTS

ASC 820, Fair Value Measurements and Disclosures (“ASC 820”), defines fair value as the price that would be received for an asset or paid to transfer a liability (an exit price) in the Company's principal or most advantageous market for the asset or liability in an orderly transaction between market participants on the measurement date.

The Company determines the fair market values of its readily marketable inventory, derivative contracts, and certain other assets and liabilities based on the fair value hierarchy, which requires an entity to maximize the use of observable inputs and minimize the use of unobservable inputs when measuring fair value. Observable inputs are inputs that reflect the assumptions market

LANSING TRADE GROUP, LLC AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
Year Ended December 31, 2018

participants would use in pricing the asset or liability developed based on market data obtained from sources independent of the reporting entity. Unobservable inputs are inputs that reflect the Company's own assumptions based on market data and on assumptions that market participants would use in pricing the asset or liability developed based on the best information available in the circumstances.

The Standard describes three levels within its hierarchy that may be used to measure fair value:

Level 1 Inputs:	Quoted prices (unadjusted) for identical assets or liabilities in active markets;

Level 2 Inputs:	Inputs other than quoted prices included in Level 1 that are observable for the asset or liability either directly or indirectly; and

Level 3 Inputs:	Unobservable inputs (e.g., a reporting entity's own data).

In many cases, a valuation technique used to measure fair value includes inputs from multiple levels of the fair value hierarchy. The lowest level of significant input determines the placement of the entire fair value measurement in the hierarchy.

ASC 820 excludes inventories measured at market value under ASC 905-330, Agriculture, as market value is similar to, but not intended to measure, fair value. Management has included inventories in the table below as ASC 820 encourages disclosure information about measurements similar to fair value, which includes the valuation of inventories measured at market value less cost of disposal. Valuation of the Company's grain and feed ingredients inventories is primarily based on market price less cost of disposal, which management believes analogizes ASC 820 guidance.

The following tables present the Company's assets and liabilities measured at fair value on a recurring basis under ASC 820 at December 31, 2018:

	2018
(amounts in thousands)	Quoted Price in Active Markets for Identical Assets (Level 1)	Significant Other Unobservable Inputs (Level 2)	Significant Unobservable Inputs (Level 3)	Total
Assets:
Margin deposits	$—	$1,055	$—	$1,055
Readily marketable inventories	—	245,024	—	245,024
Commodity derivative assets	—	49,734	—	49,734
Total assets	$—	$295,813	$—	$295,813

Liabilities:
Commodity derivative liabilities	$—	$25,371	$—	$25,371
Total liabilities	$—	$25,371	$—	$25,371

Margin deposit assets reflect the fair value of futures and options contracts, exchange-cleared swaps, OTC swap contracts, and foreign exchange forward rate agreements that the Company has through regulated, institutional exchanges (e.g., CBOT or NYMEX) and counterparties with master netting arrangements. The overwhelming majority of the Company’s exchange-traded futures and options contracts are cash-settled on a daily basis and, therefore, are not included in these tables.  Fair value for exchange-cleared swaps, OTC swap contracts and forward rate agreements is estimated based on exchange-quoted prices and observable quotes and is classified in Level 2.

The Company uses the market approach valuation technique to measure most of its assets and liabilities carried at fair value. Estimated fair market values for inventories carried at market less cost of disposal are based on exchange-quoted prices, adjusted for observable quotes for local basis adjustments. In such cases, the inventory is classified in Level 2. Changes in the fair market value of inventories are recognized immediately in earnings as a component of cost of goods sold.

The Company's commodity derivative assets and liabilities that are measured at fair value include forward commodity purchase and sales contracts and are classified in Level 2 or Level 3. Fair value for forward commodity purchase and sales contracts is

LANSING TRADE GROUP, LLC AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
Year Ended December 31, 2018

estimated based on exchange-quoted prices as well as observable quotes for local basis adjustments and at times unobservable inputs. Any transfers between levels are recorded at the beginning of the reporting period. When observable inputs are available for substantially the full term of the asset or liability, the derivative contracts are classified in Level 2. When unobservable inputs, including management’s estimate of the potential loss in the event counterparty non-performance, have a significant impact on the measurement of fair value, the contract's fair value is classified in Level 3.

NOTE 5 - DERIVATIVES AND HEDGING

The Company hedges its inventory and forward cash purchase and sales contracts to the extent management considers practical. The objective for holding these hedging instruments is to protect the operating revenues and cash flows resulting from market fluctuations. These hedging activities are governed by a Risk Management Policy approved by the Company's Board of Managers. Hedging activities include the use of derivatives as defined by ASC 815, Derivatives and Hedging (“ASC 815”), in the form of forward contracts, regulated commodity futures and options, exchange-traded OTC contracts, other OTC commodity swaps, and forward rate agreements as tools to reduce this risk of loss. The results of these strategies can be significantly impacted by factors such as the volatility of the relationship between the value of exchange-traded futures and OTC products and the cash prices of the underlying commodities and counterparty contract defaults.

The Company believes the derivatives utilized are effective in hedging economic risks of the Company in accordance with its Risk Management Policy, but have not met the cash flow hedging criteria outlined in ASC 815 or the Company has chosen not to designate qualifying derivatives as cash flow hedges. Therefore, all derivatives not considered hedges are recorded at their fair value with the offset being recorded in the Consolidated Statement of Comprehensive Income.

Risks and Uncertainties for Derivatives: The Company enters into various derivative instruments in the normal course of business. The underlying derivatives are exposed to various risks such as market and counterparty risks. Due to the level of risk associated with the derivatives and the level of uncertainty related to changes in their value, it is at least reasonably possible that changes in values will occur in the near term and that such changes could materially affect the results of operations and financial position of the Company.

Commodity Derivatives: To reduce the exposure to market price risk on owned inventories and forward purchase and sale contracts, the Company may enter into regulated commodity futures and options, exchange-traded OTC contracts, and other OTC commodity swaps. The forward contracts are for physical delivery of the commodity in a future period. These forward contracts generally relate to the current or following marketing year for delivery periods quoted by regulated commodity exchanges. The terms of the forward contracts are consistent with industry standards. While the Company considers these contracts to be effective economic hedges, it does not designate or account for them as cash flow or fair value hedges as defined under current accounting standards. The Company's Risk Management Policy limits the Company's “unhedged” commodity position.

Changes in fair values of these commodity contracts and related inventories are included in cost of goods sold in the Consolidated Statement of Comprehensive Income. The estimated fair value of the regulated commodity futures contracts as well as other exchange-traded contracts is recorded on a net basis (offset against cash collateral posted or received) within margin deposits on the Consolidated Balance Sheet. Management determines fair value based on ASC 820.

Foreign Currency Derivatives: The Company uses foreign exchange forward rate agreements in certain operations to mitigate the risk from exchange rate fluctuations in connection with anticipated transactions denominated in foreign currencies. The fair value of the Company's foreign exchange forward rate agreements were net gains of $0.8 million at December 31, 2018 and were included in margin deposits. Aggregate foreign currency transaction gains and losses related to non-trading activities are included in other income and presented separately in the derivative-based transaction activities disclosure below. Aggregate foreign currency transaction gains and losses related to trading activities are included in cost of goods sold in the derivative-based transaction activities disclosure below.

Interest Rate Derivatives: The Company periodically enters into interest rate contracts to manage interest rate risk on borrowing or financing activities. The Company's outstanding interest rate swaps are designated as cash flow hedges; accordingly, changes in the fair value of the instrument are recognized in accumulated other comprehensive income or loss in equity. The terms of the swap have been entered with the intent to match the terms of the underlying debt instrument and borrowing activities. The deferred derivative gains and losses on the interest rate swaps are reclassified into earnings over the term of the underlying hedged items. As of December 31, 2018, the fair value of the Company’s interest rate swaps was a net gain of $0.6 million and were included in margin deposits.

LANSING TRADE GROUP, LLC AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
Year Ended December 31, 2018

Quantitative Disclosures: The table below presents the fair value of the Company's commodity derivatives, exclusive of regulated futures and options contract gains and losses and exchange traded OTC contract gains and losses included in margin deposits, and the Consolidated Balance Sheet line item in which they are located as of December 31, 2018:

(amounts in thousands)	December 31, 2018
Commodity derivative assets – current	$49,403
Commodity derivative assets – long-term	331
Commodity derivative liabilities – current	(25,121)
Commodity derivative liabilities – long-term	(250)
Total estimated fair value of commodity derivatives	$24,363

At December 31, 2018, the Company had entered into contracts to purchase and sell certain foreign currencies for various time periods in the future, including notional amounts of net Canadian dollar sales of $CN5.1 million, net Mexican pesos sales of $MXN 40.0 million, and net Great Britain pound sterling sales of £13.4 million. The Company considers the functional currency of its U.S. operations the U.S. dollar. Unrealized gains and losses on open foreign currency contracts primarily are charged to cost of goods sold.

At December 31, 2018, the Company had four interest rate swaps outstanding. In March 2018, the Company entered a $10.0 million notional interest rate swap, paying a fixed rate of 2.58% and receiving the 1-month US LIBOR rate. This interest rate swap settles monthly and matures in 2023. In March 2018, the Company entered a $20.0 million notional interest rate swap, paying a fixed rate of 2.6525% and receiving the 1-month US LIBOR rate. This interest rate swap settles monthly and matures in 2025. In May 2017, the Company entered a $20.0 million notional interest rate swap, paying a fixed rate of 1.770% and receiving the 1-month US LIBOR rate. This interest rate swap settles monthly and matures in 2022. In November 2016, the Company entered a $50.0 million notional interest rate swap, paying a fixed rate of 1.225% and receiving the 1-month US LIBOR rate. This interest rate swap settles monthly and matures in 2019.

ASC 815 requires the Company to disclose the location and amount of the gains and losses from its derivative instruments reported in the Consolidated Statement of Comprehensive Income. The Company uses various derivative instruments, as described above, as well as non-derivative instruments (i.e., commodity inventory valued at estimated market value less cost of disposal) in its risk management strategies and activities. Substantially all of the Company's sales are the result of physical delivery of commodities against forward cash contracts and substantially all of the Company's cost of goods sold are the result of purchases of commodities on forward cash contracts, gains and losses from other derivatives, and the change in value of the Company's grain and feed ingredients inventories.

The following table includes the disclosures about gains and losses from activities that include non-designated derivative instruments as well as non-derivative instruments and their reporting in the Consolidated Statement of Comprehensive Income:

(amounts in thousands)	2018
Cost of goods sold	$(34,769)
Other operating loss	(223)
Other (gain) – net	9
Total (gain) loss recognized in earnings	$(34,983)

LANSING TRADE GROUP, LLC AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
Year Ended December 31, 2018

At December 31, 2018, the Company had the following gross quantities outstanding on commodity derivative contracts:

	2018	Unit of measure
Commodity:
Corn	391,963,757	bushels
Wheat	179,963,738	bushels
Soybeans	31,396,792	bushels
Dried distillers grain	442,454	tons
Cottonseed	312,372	tons
Ethanol	46,704,712	gallons
Crude oil	32,000	gallons
Gasoline	13,020	gallons
Other	2,591,086	metric tons

NOTE 6 - INVENTORIES

Grain and feed ingredients inventories stated at estimated market value less cost of disposal at December 31, 2018:

(amounts in thousands)	2018
Wheat	$117,064
Corn	89,185
Soybeans	19,466
Cottonseed	10,646
Dried distillers grain	2,580
Sorghum	1,280
Canola meal	766
Other inventories	4,037
$245,024

Inventories stated at the lower of cost or net realizable value at December 31, 2018:

(amounts in thousands)	2018
Potato products	$28,550
Organic grains and ingredients	22,844
Frac sand	9,107
Propane	5,769
Chick peas	4,141
Ethanol	2,690
Other inventories	2,143
$75,244

LANSING TRADE GROUP, LLC AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
Year Ended December 31, 2018

NOTE 7 - GOODWILL AND INTANGIBLES

As of December 1, 2018, the Company determined through qualitative assessments for the various reporting units that no impairment to goodwill exists. Separable intangible assets with finite lives are amortized over their useful lives. Amortization expense was $4.6 million for 2018. Other intangible assets consist primarily of acquired customer relationships.

	Other Intangible Assets
(amounts in thousands)	Goodwill	Gross Amount	Accumulated Amortization
December 31, 2018	$25,732	$38,806	$27,110

There was a change in control subsequent to year-end, as discussed in Note 13, that will result in a change in accounting basis of the Company’s assets and liabilities, including goodwill.

NOTE 8 - DEBT

The following table summarizes debt and related deferred financing costs net of accumulated amortization at December 31, 2018:

	December 31, 2018
(amounts in thousands)	Principal	Deferred Financing Costs, Net	Total
Line of credit facility	$119,987	$—	$119,987
Term loans	126,495	544	125,951
Other	173	—	173
Total debt	246,655	544	246,111
Less current maturities	131,634	340	131,294
Long-term debt	$115,021	$204	$114,817

In October 2016, the Company entered a syndicated credit agreement that provided a revolving line of credit in the amount of $375.0 million and a term loan of $125.0 million, which was modified in February 2018 to include an additional tranche of term debt of $25.0 million. The cash received was used to repurchase the remaining $21.5 million of the senior notes at par value. The remaining amount was used to reduce the revolving line of credit by approximately $3.5 million. The revolving line of credit facility has a maturity date of October 2019 and the term loan has a maturity date of October 2020. The revolving line of credit facility and term loan were financed in 2019 soon after the acquisition transaction discussed in Note 13. During 2018, the Company paid down $7.9 million against the term loan in accordance with the quarterly principal amortization schedule. The revolving line of credit and term loan accrue interest at variable rates and had weighted average interest rates on the outstanding borrowings of 3.93% and 4.37%, respectively, at December 31, 2018.

Borrowings under the syndicated credit agreement are secured by substantially all assets of the Company. The Company determined after consideration of the provisions included in the credit agreement, including certain rights to repay the borrowings in advance of the stated maturity date, the balance due on the line of credit facility is a current liability.

The Company’s U.K.-based commodity merchandising company has debt comprised of uncommitted credit agreements arranged with certain financial institutions extending a total of $27.5 million for trade and inventory finance activities. There were no amounts due on these credit facilities at December 31, 2018. Amounts drawn on the credit facilities are due on demand and accrue interest LIBOR plus spreads from 2% to 3%.

As discussed in Note 13, the Company’s debt was extinguished subsequent to year-end with the entering of new financing arrangement.

The outstanding letters of credit were nominal at December 31, 2018.

LANSING TRADE GROUP, LLC AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
Year Ended December 31, 2018

NOTE 9 - INCOME TAXES

Lansing Trade Group, LLC and its subsidiaries other than LVI and certain foreign subsidiaries and branches, are generally not subject to federal income taxes. As such, the Company generally does not directly pay federal income taxes. Other than with respect to the corporate subsidiary and certain foreign subsidiaries and branches, the Company's taxable income is included in the federal income tax returns of each of the Company's members. The Company's tax rate differs from statutory rates primarily due to being structured as a limited liability company, which is a pass-through entity for United States income tax purposes, while being treated as a taxable entity in certain states and foreign jurisdictions.

The components of deferred tax assets and liabilities at December 31, 2018 are as follows:

(amounts in thousands)	2018
Deferred income tax assets:
Unrealized derivative contract losses	$909
Other	38
Net operating loss carryforwards	595

Valuation allowance	(595)
Total deferred income tax assets	947

Deferred income tax liabilities:
Unrealized derivative contract gains	(2,076)
In-transit activity	(2,402)
Intangibles	(691)
Property and equipment	(49)
Total deferred income tax liabilities	(5,218)

Net deferred income tax liabilities	$(4,271)

The components of the provision for income taxes for the year ended December 31, 2018 are as follows:

(amounts in thousands)	2018
Current:
U.S. Federal	$(1,399)
State	(430)
Foreign	2,073
244
Deferred:
U.S. Federal	1,657
State	368
Foreign	3
2,028

Total income tax provision	$2,272

LANSING TRADE GROUP, LLC AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
Year Ended December 31, 2018

Under guidance issued by the FASB with respect to accounting for uncertainty in income taxes, a tax position is recognized as a benefit only if it is “more likely than not" that the tax position would be sustained in a tax examination, with a tax examination being presumed to occur. The amount recognized is the largest amount of tax benefit that is greater than 50% likely of being realized on examination. For tax positions not meeting the “more likely than not” test, no tax benefit is recorded. There were no unrecognized tax benefits at December 31, 2018. The Company has elected to classify interest and penalties as interest expense and general expense, respectively, rather than as income tax expense. The Company has approximately $2.2 million accrued for the payment of interest and penalties at December 31, 2018. The net interest and penalties expense for 2018 was about $1.5 million.

The Company or one of its subsidiaries files income tax returns in the United States, Canada, the U.K., and certain other foreign federal jurisdictions, and various state and local jurisdictions. The Company is generally no longer subject to United States federal examinations by tax authorities for years before 2012. Tax authorities may disagree with certain positions the Company has taken and assess additional taxes, along with interest and penalties. Additionally, the Company regularly assesses the likely outcomes of examinations by tax authorities in order to support the appropriateness of tax related assets and liabilities. These assessments by the Company can involve significant judgment in the interpretation of complex tax regulations in many jurisdictions. Therefore, any dispute with a taxing authority may result in an outcome, including tax related payments, that is significantly different from current estimates. The Company does not expect the total amount of unrecognized tax benefits to change significantly in the next 12 months.

NOTE 10 – DEFERRED COMPENSATION PLANS

The Company has a Restricted Membership Unit Plan, which is considered a deferred compensation plan. The Board of Managers or a committee appointed by the Board of Managers determines employee eligibility for the plan. The Company believes that such awards better align the interests of its employees with those of its members. During 2018, the committee authorized the granting of $4.3 million worth of Restricted Membership Units with the number of units being determined based upon fair value determined by an independent valuation. The grants primarily are deferrals of annual performance incentives to be issued in Restricted Membership Units in accordance with the Company's compensation plans. The Restricted Membership Units generally vest one-third on the first anniversary after grant, and one-third on each subsequent anniversary date for the next two years as long as the individual remains an employee of the Company. The units vest immediately upon death or disability of the employee. The units also provide for accelerated vesting if there is a change in control (as defined in the Plan) or discharge without cause.

Upon vesting, Restricted Membership Units become full membership units subject to all provisions of the Company's operating agreement. Upon an event of withdrawal from membership by the employee, the vested units received through this plan are redeemed by the Company in accordance with the operating agreement and unvested Restricted Membership Units are forfeited.

Compensation expense attributable to the vesting of Restricted Membership Units and charged against income for 2018 was $5.1 million. As discussed in Note 13, all outstanding awards were impacted by the acquisition.

NOTE 11 - COMMITMENTS AND CONTINGENCIES

Future minimum operating lease payments are as follows and include minimum lease payments to a member totaling $1.5 million, $0.8 million, and $0.4 million in 2019, 2020 and 2021, respectively:

(amounts in thousands)
2019	$16,937
2020	11,148
2021	5,677
2022	3,822
2023	3,178
Thereafter	2,836
$43,598

The Company leases railroad cars from various railcar leasing companies, including a member, for the transporting of commodities under noncancelable operating leases expiring through 2024. These agreements require annual rental of approximately $10.7 million plus the payment of excess mileage charges and any damage repairs. The Company leases office space primarily in North America from various leasing companies under noncancelable operating leases expiring through 2025. These office rental

LANSING TRADE GROUP, LLC AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
Year Ended December 31, 2018

agreements require annual rental of approximately $1.6 million, plus the payment of insurance and normal maintenance on the property. Additionally, the Company leases a bulk export facility expiring in 2020. The Company leases terminal space under noncancelable operating leases expiring on various dates through December 2019 for the purpose of storing ethanol inventory. These ethanol storage agreements require a minimum monthly warehousing charge, subject to escalation tied to the All-Urban Consumer Price Index (CPI), plus payment for storage capacity in excess of contracted capacity. Total rent expense for 2018 was $24.0 million.

The Company is subject to various proceedings and risks in the ordinary course of business, including claims, suits, and government inquiries.  During 2018, the Company paid approximately $6.6 million of penalties and fines to regulatory entities for the settlement of these matters which focused on certain trading activity of the Company, which was materially consistent with the provisions estimated and recorded at December 31, 2017. As a result of the trading activity that led to the settlements, the Company has pending non-regulatory litigation claims outstanding; however, after considering the facts and circumstances the Company determined that no provision was required. Although the Company cannot accurately predict the amount of any liability that may ultimately arise with respect to any of these matters, the Company makes provisions for potential liabilities when its deemed probable and reasonably estimable. These provisions are based on current information and legal advice and are adjusted from time to time according to developments. The Company does not expect the outcome of these proceedings, net of established provisions, to have a material adverse effect on its financial condition or results of operations. Due to their inherent uncertainty, however, there can be no assurance as to the ultimate outcome of current or future litigation, proceedings, inquiries, investigations or claims and it is possible that one or more such proceedings could result in fines and penalties that could adversely affect the business, consolidated financial position, results of operations, or cash flows in a particular period.

NOTE 12 - RELATED PARTIES

The Company leases most of its employees from a related party under a services agreement. This agreement stipulates all payroll and payroll related benefits be reimbursed on a direct cost basis, including administrative costs, to the related party. Total charges for services provided for the year ended December 31, 2018 amounted to $69.1 million. Amounts due under the agreement at December 31, 2018 were $15.9 million and are included as other current liabilities.

The Company issued a $2.0 million subordinated loan to a related party with a 7.00% coupon rate that is payable semi-annually. The loan is due in full in August 2019. At December 31, 2018, the balance of the loan was $1.7 million. Additionally, the Company buys and sells cash commodities and renewable fuels and enters into certain railcar leasing and maintenance transactions with related parties. These related party balances as of December 31, 2018 and transactions and for the year ended December 31, 2018 are as follows:

(amounts in thousands)	2018
Sales	$38,394
Cost of goods sold	129,533
Interest income	131

(amounts in thousands)	December 31, 2018
Accounts receivable at period end	$1,170
Notes receivable at period end	3,815
Accounts payable at period end	(1,579)
Net gain on forward cash purchase and sale contracts at period end	(602)

NOTE 13 – SUBSEQUENT EVENTS

On January 1, 2019, The Andersons, Inc. (“The Andersons”), a long-time affiliate of the Company, acquired the remaining 67.5% of equity in Lansing Trade Group for cash and stock valued at a total of approximately $324 million. At the acquisition date, the debt of the Company was assumed by The Andersons. Shortly after this transaction, The Andersons, Inc. entered into a new $1.65 billion financing arrangement led by U.S. Bank that replaced the former financing arrangements. Further, participants in the Company’s deferred compensation plans were, at the acquisition date, to be provided either similar replacement awards from The Andersons or an option to exercise the change-in-control provisions for immediate settlement.